Exhibit 5.1

March 14, 2022

Momentus Inc.

3901 North First Street

San Jose, California 95134

Ladies and Gentlemen:

We have acted as special counsel to Momentus Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of up to 2,842,412 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share (“Common Stock”), pursuant to the Momentus Inc. 2021 Equity Incentive Plan (the “2021 Plan”) and the Momentus Inc. Employee Stock Purchase Plan (the “2021 ESPP”, and together with the 2021 Plan, the “Company Plans”). The Shares are included in the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the provisions of the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering the opinion set forth in this opinion letter, we have reviewed the Registration Statement, the Company Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company, certificates of public officials and such other documents as we have deemed relevant and necessary as a basis for the opinion expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to all original documents of all documents submitted to us as copies and the accuracy and completeness of all information provided to us by the Company.

We have also assumed, without independent investigation, that at the time of the issuance of the Shares: (i) all of the terms and conditions for such issuance set forth in the Company Plans and any related agreements will have been fully satisfied, waived or discharged; (ii) each award agreement setting forth the terms of each award granted pursuant to the Company Plans will be consistent with the Company Plans and will have been duly authorized and validly executed and delivered by the parties thereto; (iii) a sufficient number of shares of Common Stock will remain available for issuance; and (iv) the legal consideration payable in connection with the issuance of the Shares pursuant to the Company Plans will not be less than the par value of the Common Stock and will be otherwise proper and sufficient.

Based upon the foregoing and the other matters stated herein, we are of the opinion that, when issued and delivered in accordance with the terms set forth in the Company Plans and against payment of the consideration therefor, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and the United States of America. This opinion is limited to the current DGCL and the current federal laws of the United States, and to the facts as they exist on the date hereof. We assume no obligation to revise or supplement our opinion should the present laws, or the interpretations thereof, be changed in respect of any circumstances or events that occur subsequent to the date hereof. This opinion letter is limited to the opinion expressly stated herein, and no other opinions are to be inferred or implied.

We hereby consent to the filing of this opinion with the SEC as an Exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bradley Arant Boult Cummings LLP

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